Exhibit 23.4

Consent of Hains Technology Associates

Hains Technology Associates hereby consents to the use in the Form F-4, Registration Statement under the Securities Act of 1933, filed by Blue Wolf Mongolia Holdings Corp. of the NI 43-101 Compliant Measured Resource Report completed in May 2012, relating to the Phase One Exploration and development Program on Li3 Energy, Inc.’s Maricunga Project in Chile.

HAINS TECHNOLOGY ASSOCIATES

BY:	/s/ Don Hains, P. Geo.
Donald H. Hains